Exhibit 99.1

PRESS RELEASE

NRG Energy Announces

Appointment of New Independent Director

PRINCETON, N.J.— October 5, 2020 — NRG Energy (NYSE: NRG) today announced the appointment of a new Independent Director, Elisabeth (Lisa) Donohue, to its Board of Directors effective October 5, 2020. As a member of the Company’s Board of Directors, Ms. Donohue will also serve on the Board’s Finance & Risk Management and Audit Committees.

“The Board is pleased to welcome Ms. Donohue as our newest Independent Director; Lisa’s distinguished consumer- and digital-focused career will bring valuable diversity of thought and expertise to the Board as the Company advances its transformation by moving closer to the customer,” said Lawrence Coben, NRG Board Chairman. “This appointment demonstrates our deliberate commitment to Board refreshment through achieving greater diversity in experience and backgrounds to help the Company execute on its long-term strategy; Lisa marks the 5th new independent director to join NRG’s Board over the last three years.”

The appointment of Ms. Donohue expands the Board to 11 members; 10 of whom are independent and 7 of which are gender and/or ethnically diverse.

About the new Director:

Elisabeth (Lisa) B. Donohue

Ms. Elisabeth B. (Lisa) Donohue, age 55, recently retired from Publicis Groupe, the world’s third largest communications company where she spent 32 years advising clients on their consumer marketing efforts and business transformation. Her most recent role included serving as the chief executive officer of Publicis Spine, a data and technology start up launched by Publicis Groupe in October 2017. From April 2016 to October 2017, Ms. Donohue served as Global Brand President of the media communications agency Starcom Worldwide. From 2009 through 2016, Ms. Donohue served as chief executive officer of Starcom USA, where she drove Starcom’s digital offering and built the agency’s data and analytics practice. Ms. Donohue plays leadership roles on two non-profit boards. She is currently President of the Board of Trustees of Milton Academy based in Milton, Massachusetts and immediate past Board President of She Runs It based in New York City. She is also a director of Synacor, a NASDAQ listed company, where she serves as the chair of the compensation committee and as a member of the audit committee. Ms. Donohue graduated from Brown University with a B.A. in both Organizational Behavior & Management and Business Economics.

PRESS RELEASE

About NRG

At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to more than 3.7 million residential, small business, and commercial and industrial customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, and by working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy, @nrginsight.

Investors:

Kevin L. Cole, CFA

Investor Relations

609.524.4526

Media:

Candice Adams

Corporate Communications

NRG Energy

609.455.3777